Exhibit 21.1

Subsidiaries of Sol-Wind Renewable Power, LP

Subsidiaries	State of Organization
Sol-Wind Global Holdings LLC	Delaware
Sol-Wind International Holdings LLC	The Cayman Islands
Sol-Wind JV CLN LLC	Delaware
Sol-Wind JV SWP LLC	Delaware